UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2024

J&J SNACK FOODS CORP.

(Exact name of registrant as specified in its charter)

New Jersey	000-14616	22-1935537
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of Organization)	File Number)	Identification No.)

350 Fellowship Road, Mount Laurel, New Jersey 08054
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (856) 665-9533

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, no par value	JJSF	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2024, the Compensation Committee of the Board of Directors of J & J Snack Foods Corp. (the “Company”) approved and adopted the J & J Snack Foods Corp. NonQualified Deferred Compensation Plan (the “DCP”), effective January 1, 2025. The DCP is a non-qualified deferred compensation plan that is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Participation in the DCP is voluntary.

Employees of the Company who are management or highly compensated employees (the “Eligible Employees”),non-employee directors of the Board of Directors (the “Eligible Directors”) and independent contractors (the “Eligible Independent Contractors”, together with Eligible Employees and Eligible Directors, the “Participants”) who are identified by the plan administrator are eligible to participate in the DCP. Eligible Employees may elect to defer a portion of their annual base salary (up to 50%) and any short-term performance-based bonus (up to 95%) and commissions (up to 95%) awarded to them during the plan year. Eligible Directors and Eligible Independent Contractors may elect to defer a portion or all of their cash compensation. A Participant generally may make an initial deferral election under the DCP within thirty days of becoming eligible to participate. A Participant will be 100% vested at all times in all amounts of compensation deferred under the DCP by the Participant.

Each Participant’s deferrals will be credited to a bookkeeping account established for the Participant under the DCP. Participants will have the opportunity to choose deemed investments of their deferrals among various notional investment options.

At its sole discretion, the Company may credit Participant accounts with contributions from the Company. Participants will become fully vested in contributions made by the Company on the earlier of (i) the fourth anniversary of the Participant’s date of hire provided that the Participant remains employed by the Company through such date, and (ii) the Participant reaching age sixty-five, the Participant’s death, disability, or upon a change in control of the Company, all while employed by the Company. The amount of any contribution by the Company credited to each Participant account will be treated as if invested in the notional investment options made available under the DCP and selected by the Participant and such amount will be adjusted for hypothetical investment earnings, expenses, gains or losses in an amount equal to the earnings, expenses, gains or losses attributable to such investment options.

Payment of plan accounts will be made in a lump sum or installments over one to ten years, as elected by the Participant, and will generally occur or begin on the first day (or subsequent New York Stock Exchange open market day) of the seventh month following the date the Participant separates from service for any reason. Payment under the DCP will also be made upon a change in control of the Company if the Participant experiences a separation from service within twelve months following a change in control.

Participants may also elect to receive in-service distributions of amounts deferred in a particular plan year in the form of a lump sum or annual installments over one to five years. Participants who wish to receive an in-service distribution must make the election as to the form and timing of the in-service distribution at the same time as the deferral election is made. The in-service distribution date must be at least five years following the effective date of the deferral election.

The DCP will be administered by the Compensation Committee or its designee. The Company adopted a rabbi trust to hold certain amounts which the Company may use to satisfy its obligations under the DCP, however, the establishment of such a trust shall in no way deem the DCP to be “funded” for purposes of the Employee Retirement Income Security Act of 1974, as amended, or the Code. Obligations of the Company under the DCP represent at all times an unfunded and unsecured promise to pay money in the future. Each participant in the DCP is an unsecured general creditor of the Company with respect to deferred compensation obligations. Any amounts set aside to defray the liabilities assumed by the Company, including the assets held in the rabbi trust, will remain the general, unpledged unrestricted assets of the Company. No participant or beneficiary has any interest in any of the Company’s assets, including assets held in the rabbi trust, by virtue of the provisions of the DCP.

The forgoing description is qualified in its entirety by reference to the DCP, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference into this Current Report on Form 8-K.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)

Exhibit Number	Description of Document
10.1	J & J Snack Foods Corp. Nonqualified Deferred Compensation Plan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J & J SNACK FOODS CORP. By: /s/Michael A. Pollner Name: Michael A. Pollner Title: SVP, General Counsel & Secretary

Date: November 21, 2024